SHARE CERTIFICATE

Number | Shares

Kilcoy Global Foods, Ltd.
(the "**Company**")

Incorporated under the laws of the Cayman Islands

The capital of the company is US$90,000.00 divided into 450,000,000 Ordinary shares of a par value of US$0.0002 each.

THIS IS TO CERTIFY THAT   is the registered holder of   fully paid US$0.0002 share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Given under the common seal of the said Company on ____________________

The common seal of the Company was hereunto affixed in the presence of:

Director ______________________________